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                                                                    EXHIBIT 99.1

       NETWORK ASSOCIATES TO RESTATE FISCAL 2000, 1999 AND 1998 FINANCIAL
                  RESULTS; COMPANY TO POSTPONE FORM 10K FILING

SANTA CLARA, Calif., March 26, 2003 -- Network Associates, Inc. (NYSE: NET) announced today that it will postpone the filing of its 2002 Form 10-K, due on March 31, 2003, in order to restate its prior financial results for fiscal 2000, 1999 and 1998. The Securities and Exchange Commission and Department of Justice investigations into the 2000, 1999 and 1998 financial statements are ongoing.
As a result of information obtained in connection with those investigations, the Company has determined to restate the financial statements for those periods. The restatement will reflect revenue on sales to distributors on a sell-through basis (which is how Network Associates has reported sales to distributors since the beginning of 2001). The restatement may also include other matters addressed by the government investigations. Network Associates does not anticipate that the restatement will affect results for fiscal 2001 or subsequent periods, except insofar as some of the adjustments to fiscal 2000 postpone revenue recognition and related costs on distributor sales into 2001. Network Associates will endeavor to file the 2002 Form 10-K incorporating the restated financials for 2000, 1999 and 1998 as promptly as reasonably possible.

Network Associates will host a conference call today at 8:30 a.m. Eastern, 5:30 a.m. Pacific. Participants should call 877-601-3549 (domestic) or 312-470-7476 (international), pass code: NET. Attendees should dial in at least 15 minutes prior to the conference call. A playback of the call will be available through April 25, 2003 by calling 800-756-6991 (domestic) or 402-998-0457
(international), pass code:  NET.

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                            ABOUT NETWORK ASSOCIATES

With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates? is comprised of three product groups: McAfee? Security, delivering world-class anti-virus and security products; Sniffer? Technologies, a leader in network availability and system security; and Magic Solutions?, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972- 308-9960 or on the Internet at http://www.networkassociates.com.

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NOTE:  Network Associates, McAfee, Sniffer and Magic Solutions are registered trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Safe Harbor Statement

The foregoing news release contains forward-looking statements. Forward-looking statements include those regarding the impact of the planned restatement on fiscal 2001 and subsequent periods; the possibility that the planned restatement may include other matters raised by the SEC and DOJ investigations; and the timing for filing the 2002 Form 10-K. Actual results may vary, perhaps materially, from those contained in the forward-looking statements, based upon the Company's preparation of the restated financial statements, review of those statements by the Company's outside auditors, and discussions with the SEC and DOJ. The full impact of the planned restatement and the time for filing the 2002 Form 10-K is unknown at this time and filing we may be delayed, for among other reasons, to address matters raised by the SEC and DOJ.